Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

JAGUAR HEALTH, INC.

Jaguar Health, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies that:

1.             The name of the Corporation is Jaguar Health, Inc.. The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware was June 6, 2013, under the name Jaguar Animal Health, Inc.

2.             This Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation was duly authorized and adopted by the Corporation’s Board of Directors and stockholders in accordance with Section 242 of the General Corporation Law of the State of Delaware and amends the provisions of the Company’s Third Amended and Restated Certificate of Incorporation.

3.             The amendments to the existing Third Amended and Restated Certificate of Incorporation being effected hereby are as follows:

a.             Delete the first paragraph of Article IV in its entirety and to substitute in its place the following:

“The total number of shares of stock that the Corporation shall have authority to issue is Five Hundred Sixty Million (560,000,000) shares, consisting of (i) Five Hundred Million (500,000,000) shares of common stock, $0.0001 par value per share (“Common Stock”), (ii) Fifty Million (50,000,000) shares of convertible non-voting common stock, $0.0001 par value per share (“Non-Voting Common Stock”), and (iii) Ten Million (10,000,000) shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”

4.             This Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation was approved by written consent of the board of directors and by the stockholders of this Corporation at a meeting thereof duly called and held on March 12, 2018.

5.             This Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation shall be effective immediately upon filing by the Delaware Secretary of State.

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IN WITNESS WHEREOF, Jaguar Health, Inc. has caused this Certificate of Amendment to the Third Amended and Restated Certificate of Incorporation to be signed by Karen S. Wright, the Chief Financial Offier of the Corporation, this 15th day of March, 2018.

JAGUAR HEALTH, INC.

A Delaware corporation

By:	/s/ Karen S. Wright
Name:	Karen S. Wright
Title:	Chief Financial Officer